Exhibit 4.4

Execution

FIFTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS FIFTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on September 25, 2020 (the “Effective Date”), by and among:

1.	Exacloud Limited, an exempted company incorporated under the Laws of the Cayman Islands (the “Company”);

2.	Mr. Xiaohuang Huang (黄晓煌), a citizen of the PRC with the identification card number *** (“Mr. Huang”);

3.	Mr. Hang Chen (陈航), a citizen of the PRC with the identification card number *** (“Mr. Chen”);

4.	Mr. Hao Zhu (朱皓), a citizen of the PRC with the identification card number *** (“Mr. Zhu”, together with Mr. Huang and Mr. Chen, each a “Founder” and collectively, the “Founders”);

5.	Exacloud (Hong Kong) Limited, a company organized and existing under the Laws of Hong Kong and wholly owned by the Company (the “HK Company”);

6.	Hangzhou Yunjiazhuang Network Technology Co., Ltd. (杭州云家装网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC and wholly owned by the HK Company (the “WFOE”);

7.	Shanghai Kujiale Network Technology Co., Ltd. (上海酷家乐网络科技有限公司), a limited liability company organized and exiting under the Laws of the PRC and wholly owned by the WFOE (the “WFOE’s Subsidiary”);

8.	Hangzhou QunHe Information Technology Co., Ltd. (杭州群核信息技术有限公司), a limited liability company organized and existing under the Laws of the PRC (the “Domestic Company”);

9.	Shanghai Modai Internet Technology Co., Ltd. (上海模袋网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC (“Shanghai Modai”);

10.	Shanghai Mengdai Network Technology Co., Ltd. (上海蒙袋网络科技有限公司), a limited liability company organized and existing under the Laws of the PRC (“Shanghai Mengdai”); and

11.	Mountain Glacier Investments Ltd. (冰川山脉投资有限公司), a company incorporated under the Laws of the British Virgin Islands (the “Key Ordinary Shareholder”);

12.	Aquanauts 3820 III L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands (“Aquanauts”);

13.	IDG Technology Venture Investment IV, L.P., a limited partnership organized under the Laws of the State of Delaware (“IDG Venture IV”);

14.	IDG Technology Venture Investment V, L.P., a limited partnership organized and existing under the laws of the State of Delaware (“IDG Venture V”, together with IDG Venture IV, collectively, “IDG”);

15.	New Gultar Limited, a corporation established and existing under the laws of British Virgin Islands (“New Gultar”);

16.	GGV Capital V L.P., a limited partnership organized under the Laws of the State of Delaware;

17.	GGV Capital V Entrepreneurs Fund L.P., a limited partnership organized under the Laws of the State of Delaware;

18.

Shanghai Yuanyan Enterprise Management Consulting Partnership (Limited Partnership) (上海源彦企业管理咨询合伙企业（有限合伙）), a limited partnership established in the PRC (“Shanghai Yuanyan”, together with GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., collectively, “GGV”);

19.	Matrix Partners China III Hong Kong Limited, a company duly incorporated under the Laws of Hong Kong (“Matrix”);

20.	Linear Venture, Ltd., a company organized in the Cayman Islands (“Linear”);

21.	Yun Qi Partners I, L.P., an exempted limited partnership organized in the Cayman Islands (“Yun Qi”);

22.	HES Ventures I, Inc., a Delaware corporation (“HES”);

23.	Hearst Ventures Inc., a Delaware corporation (“Hearst”);

24.	Qingting Investments Pte. Ltd., a private company limited by shares organized in Singapore (“Qingting”);

25.	Shunwei Growth III Limited, a company incorporated under the Laws of the British Virgin Islands (“Shunwei”);

26.	HH SUM-I Holdings Limited, an exempted company organized in the Cayman Islands together with its successors and assigns and transferees, (“Hillhouse”);

27.

Coatue PE Asia 36 LLC, a company duly incorporated under the Laws of the State of Delaware (together with its successors, assigns and permitted transferees, “Coatue”, and together with IDG, GGV, Shunwei, Linear, Matrix, Yun Qi, HES, Hearst, Qingting, Shanghai Yuanyan, New Gultar and Hillhouse, collectively, the “Investors” and each, an “Investor”).

Each of the parties listed above referred to herein individually as a “Party” and collectively as the “Parties”.

This Agreement shall be effective as to all Parties as of the Effective Date.

Capitalized terms used herein without definition shall have the meanings set forth in the Series E Purchase Agreement (as defined below).

RECITALS

A

The Company, the Founders, the HK Company, the WFOE, the WFOE’s Subsidiary, the Domestic Company, the Key Ordinary Shareholder, Coatue, Hillhouse, Shunwei, New Gultar, Shanghai Yuanyan and certain other parties have entered into a Series E Preferred Share Purchase Agreement (the “Series E Purchase Agreement”) on September 25, 2020, pursuant to which Coatue, Hillhouse, Shunwei, New Gultar and Shanghai Yuanyan agreed to, severally and not jointly, purchase from the Company, and the Company has agreed to sell to such parties, certain Series E Preferred Shares of the Company on the term and conditions set forth therein.

B

The Series E Purchase Agreement provides that it shall be a condition precedent to the consummation of the transactions contemplated under the Series E Purchase Agreement that the Parties have entered into this Agreement.

C

It is in the interests of the Company and its shareholders to secure the consummation of the transactions contemplated under the Series E Purchase Agreement, and it is in the interests of the Parties hereto to regulate the rights and obligations among the Parties as contemplated hereunder.

D

The Company, the HK Company, the WFOE, the WFOE’s Subsidiary, the Domestic Company, the Founders, the Key Ordinary Shareholder, IDG, GGV, Matrix, Yun Qi, HES, Hearst, Shunwei, Hillhouse, Shanghai Yuanyan and certain other Parties entered into a Fourth Amended and Restated Shareholders Agreement dated August 12, 2019 (the “Prior Agreement”).

E	The Parties now wish to amend and restate the Prior Agreement in its entirety as contemplated herein.

F

The undersigned represent the Company, all Founders, and the requisite holders of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series D+ Preferred Shares and the Ordinary Shares, and, by entry hereinto, the requisite parties to the Prior Agreement have consented to the amendment and restatement of the Prior Agreement, satisfying the requirements set forth in Section 13.11 thereof for amendment of the Prior Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1    The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means PRC GAAP, US GAAP, IFRS or such other accounting standards acceptable to the Supermajority Preferred Holders, as applicable, applied on a consistent basis.

“Affiliate” means, (i) in the case of a Person other than a natural person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by such Person or is a Relative of such Person. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investor’s general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x). With respect to Hillhouse, “Affiliate” shall also include (i) any Controlling shareholder of Hillhouse, (ii) any entity or individual which has a direct or indirect Controlling interest in such Controlling shareholder referred to in (i) above (including, any general partner or limited partner, or any fund manager thereof, if any) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by Hillhouse, any Controlling shareholder or any fund manager referred to in (i) and (ii) above, (iv) a child, brother, sister, parent, or spouse of any individual referred to in (ii) above, and (v) any trust controlled by or held for the benefit of such persons referred to in (i) to (iv) above. With respect to Coatue, “Affiliate” shall also include (i) any Controlling shareholder of Coatue, (ii) any entity or individual which has a direct or indirect Controlling interest in such Controlling shareholder referred to in (i) above (including, any general partner or limited partner, or any fund manager thereof, if any) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by Coatue, any Controlling shareholder or any fund manager referred to in (i) and (ii) above, (iv) a child, brother, sister, parent, or spouse of any individual referred to in (ii) above, and (v) any trust controlled by or held for the benefit of such persons referred to in (i) to (iv) above.

“Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse.

“Big 4” means any of Pricewaterhouse Coopers, KPMG International, Deloitte Touche Tohmatsu, or Ernst & Young, or any successor company thereto.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in (v) the Cayman Islands, with respect to any action to be undertaken or notice to be given in the Cayman Islands, or (w) the PRC, the U.S., Ireland, or Hong Kong, with respect to any action to be undertaken or notice to be given in such jurisdiction.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” shall have the meaning set forth in the Series E Purchase Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise (including via a VIE structure); provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” has the meaning ascribed thereto in the Series E Purchase Agreement.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Director” means a director serving on the Board.

“Dragging Parties” means, collectively, (a) the Supermajority Preferred Holders (which shall include the Majority Series E Holders), and (g) the Majority Ordinary Holders.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“GGV Convertible Loan Agreement” means the Convertible Loan Agreement (可转债协议) by and among the Domestic Company, the Founders and GGV RMB Investor dated September 25, 2020.

“GGV RMB Investor” means Xiamen Jiyuan Ronghui Investment Managing Partnership (Limited Partnership) (厦门纪源融汇投资管理合伙企业（有限合伙）).

“GGV Warrant” means a warrant issued by the Company to Shanghai Yuanyan at the Closing, under which Shanghai Yuanyan shall have the right to purchase up to 1,911,967 newly issued Series E Preferred Shares (as adjusted pursuant to share dividend, split, combination, recapitalization and other similar transactions) from the Company.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” shall have the meaning ascribed thereto in the Series E Purchase Agreement, and “Group” refers to all of the Group Companies collectively.

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region, the People’s Republic of China.

“IFRS” means the International Financial Reporting Standards, as amended.

“IDG Convertible Loan Agreement” means the Convertible Loan Agreement (可转债协议) by and among the Domestic Company, the Founders and IDG RMB Investors dated September 25, 2020

“IDG RMB Investors” means Henan Province He Xie Jin Yu Industrial Investment Fund (Limited Partnership)(河南省和谐锦豫产业投资基金（有限合伙）), Suzhou Jin Yu Equity Investment Fund Partnership (Limited Partnership)(苏州锦虞股权投资基金合伙企业（有限合伙）), Suzhou Ai Qi Jin Su Equity Investment Fund Partnership (Limited Partnership)(苏州爱奇锦苏股权投资基金合伙企业（有限合伙） ), Suzhou Jin Wu Equity Invsetment Fun Partnership (Limited Partnership)(苏州锦吴股权投资基金合伙企业（有限合伙）), collectively.

“IDG Warrant” means a warrant issued by the Company to New Gultar at the Closing, under which New Gultar shall have the right to purchase up to 9,559,832 newly issued Series E Preferred Shares (as adjusted pursuant to share dividend, split, combination, recapitalization and other similar transactions) from the Company.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the Accounting Standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“IPO” means the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Key Employee” shall have the meaning as defined in the Series E Purchase Agreement.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Majority Ordinary Holders” means the holders of more than fifty percent (50%) of the voting power of the then outstanding Ordinary Shares held by the Founders.

“Majority Series D+ Holders” means the holders of more than sixty-one (61%) of the voting power of the then outstanding Series D+ Preferred Shares (voting together as a single class and to the exclusion of other classes and series of Shares).

“Majority Series E Holders” means the holders of at least two thirds (2/3) of the voting power of the then outstanding Series E Preferred Shares.

“Memorandum and Articles” means the Seventh Amended and Restated Memorandum of Association of the Company and the Seventh Amended and Restated Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Ordinary Holders” means, collectively, the Founders, the Key Ordinary Shareholder, Aquanauts and any Person who directly or indirectly holds any Ordinary Shares, Class A Ordinary Shares or Class B Ordinary Shares (each as defined in the Memorandum and Articles) (if applicable) of the Company, and each an “Ordinary Holder”; for the avoidance of doubt “Ordinary Holders” shall not include any Investor or any holder of any Conversion Shares.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.000025 per share.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means generally accepted accounting principles in PRC, as in effect from time to time.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares,the Series D+ Preferred Shares and the Series E Preferred Shares.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles.

“Registrable Securities” means (i) the Ordinary Shares issued or issuable upon conversion of the Preferred Shares, (ii) any Ordinary Shares of the Company issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein, and (iii) any Ordinary Shares owned or hereafter acquired by any Investor; excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 13.3. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective Registration Statement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Relative” of an individual means a husband, wife, father, mother, son, daughter, brother, sister, grandparent, grandchild of such individual, or spouse of any of these, or any other person living in the same household with such individual.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Right of First Refusal & Co-Sale Agreement” has the meaning ascribed thereto in the Series E Purchase Agreement, as amended from time to time.

“Restricted Shares Agreement” has the meaning ascribed thereto in the Series E Purchase Agreement, as amended from time to time.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAMR” shall mean, the State Administration for Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration for Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A-1 Preferred Shares” means the Series A-1 Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A Purchase Agreement” means that certain Share Purchase Agreement, dated December 13, 2013, by and among the Company, the HK Company, the Domestic Company, the WFOE, and certain other parties named therein, for the sale and issuance of certain Series A Preferred Shares.

“Series B-1 Preferred Shares” means the Series B-1 Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B-2 Preferred Shares” means the Series B-2 Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means, collectively, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares.

“Series B Purchase Agreement” means that certain Share Purchase Agreement, dated August 29, 2014, by and among the Company, the HK Company, the Domestic Company, the WFOE, and certain other parties named therein, for the sale and issuance of certain Series B Preferred Shares.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C Purchase Agreement” means that certain Share Purchase Agreement, dated December 29, 2016, by and among the Company, the HK Company, the Domestic Company, the WFOE, and certain other parties named therein, for the sale and issuance of certain Series C Preferred Shares.

“Series D Preferred Shares” means, the Series D-1 Preferred Shares and/or the Series D-2 Preferred Shares (as the case may be).

“Series D-1 Preferred Shares” means, collectively, the Series D-1 Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D-2 Preferred Shares” means the Series D-2 Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Purchase Agreement” means that certain Series D Share Purchase Agreement, dated January 26, 2018, by and among the Company, the HK Company, the Domestic Company, the WFOE, and certain other parties named therein, for the sale and issuance of certain Series D Preferred Shares.

“Series D+ Preferred Shares” means, collectively, the Series D+1 Preferred Shares and the Series D+2 Preferred Shares.

“Series D+1 Preferred Shares” means the Series D+1 Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D+2 Preferred Shares” means the Series D+2 Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D+ Purchase Agreement” means that certain Series D+ Purchase Agreement, dated August 12, 2019, by and among the Company, the HK Company, the Domestic Company, the WFOE, and certain other parties named therein, for the sale and issuance of certain Series D+ Preferred Shares.

“Series E Preferred Shares” means the Series E Preferred Shares of the Company, par value US$0.000025 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shanghai Yuanyan” means Shanghai Yuanyan Enterprise Management Consulting Partnership (Limited Partnership) (上海源彦企业管理咨询合伙企业（有限合伙）).

“Shares” means the Ordinary Shares and the Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Supermajority Preferred Holders” means the holder(s) of at least 2/3 of the voting power of the then outstanding Preferred Shares (voting together as a single class and to the exclusion of other classes and series of Shares).

“Trade Sale” means any the following events:

(1)    any consolidation, merger, amalgamation, scheme of arrangement, or reorganization of any Group Company with or into any other Person or other corporate reorganization, in which the shareholders of such Group Company immediately prior to such consolidation, merger, amalgamation, scheme of arrangement or reorganization, own less than a majority of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions in which no less than fifty percent (50%) of such Group Company’s voting power is transferred;

(2)    a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company); or

(3)    the exclusive licensing of all or substantially all of any Group Company’s intellectual property to a third party.

“Transaction Documents” has the meaning set forth in the Series E Purchase Agreement.

“U.S.” means the United States of America.

“United States Person” means United States person as defined in Section 7701(a)(30) of the Code.

“Warrant” means either the GGV Warrant or the IDG Warrant.

“US GAAP” means U.S. generally accepted accounting principles.

1.2    Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Additional Number	Section 7.4 (ii)
Agreement	Preamble
Approved Sale	Section 11.1
Arbitration Notice	Section 13.5 (i)
Auditors	Section 8.1(i)
Circular 37	Section 12.17
Company	Preamble
Coatue Director	Section 9.1 (iii)
Corporate Opportunity	Section 12.28(iii)
Competitors	Section 8.1
Confidential Information	Section 12.13 (i)
Direct US Investor	Section 12.11 (iii)
Disclosing Party	Section 12.13 (iii)
Dispute	Section 13.5 (i)
Dissenting Member	Section 11.5
Domestic Company	Preamble
Domestic Equity Transfer	Section 12.3
Effective Date	Preamble
ESIP	Section 12.1
Exempt Registrations	Section 3.4

First Participation Notice	Section 7.4 (i)
Founder/Founders	Preamble
GGV	Preamble
GGV Director	Section 9.1(i)
HES	Preamble
Hearst	Preamble
Hillhouse	Preamble
Hillhouse Director	Section 9.1 (ii)
HK Company	Preamble
HKIAC	Section 13.5 (ii)
HKIAC Rules	Section 13.5 (ii)
IDG	Preamble
IDG Director	Section 9.1(i)
IDG Venture IV	Preamble
IDG Venture V	Preamble
Indirect US Investor	Section 12.11 (iii)
Investors/Investor	Preamble
Investor Director(s)	Section 9.1(i)
Key Ordinary Shareholder	Preamble
Majority Ordinary Director	Section 9.1(i)
Matrix	Preamble
Meeting Notice	Section 9.3
Mr. Chen	Preamble
Mr. Huang	Preamble
Mr. Zhu	Preamble
New Entity	Section 8.3(i)
New Securities	Section 7.3
Observer	Section 9.1(iii)
Oversubscription Participant	Section 7.4 (ii)
Party/Parties	Preamble
PFIC Annual Information Statement	Section 12.11(iii)
PFIC Shareholder	Section 12.11 (iii)
Prior Agreement	Recitals
Preemptive Right	Section 7.1
Preemptive Rights Holder	Section 7.1
Pro Rata Share	Section 7.2
Qingting	Preamble
Remaining Members	Section 11.2
Restricted Business	Section 12.9
Restricted Investment	Section 8.1
SAFE Rules and Regulations	Section 12.17
Second Participation Notice	Section 7.4 (ii)
Second Participation Period	Section 7.4 (ii)
Security Holder	Section 12.17
Selling Investor	Section 12.12(ii)
Series A/A-1 Investment Amount	Section 12.12(ii)
Series C Investment Amount	Section 12.12(ii)
Series D Investment Amount	Section 12.12(ii)
Series D+ Investment Amount	Section 12.12(ii)
Series E Investment Amount	Section 12.12(ii)
Series E Purchase Agreement	Recitals
Subsidiary Board	Section 9.1 (ii)
Shunwei	Preamble
Shunwei Director	Section 9.1(i)
Transfer	Section 12.14
Violation	Section 5.1(i)
WFOE	Preamble
WFOE’s Subsidiary	Preamble
Yun Qi	Preamble

1.3    Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the term “or” is not exclusive, (ix) the term “including” will be deemed to be followed by “, but not limited to,” (x) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive, (xi) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xii) the expression “Investors”, “Ordinary Holder”, “Holder” and “Founder” shall, unless the context prohibits, include its respective successors, permitted transferees and assigns and any Persons deriving title under it, (xiii) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (xiv) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xv) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xvi) all references to dollars or to “US$” are to the currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies) and (xvii) the term “Ordinary Shares” (a) under the phrase “holders of Ordinary Shares that were converted from Preferred Shares”, “Ordinary Shares issued or issuable upon conversion of the Preferred Shares”, “conversion of such Preferred Shares into Ordinary Shares”, if any, or (b) issuable under any other scenarios as a result of the conversion of Preferred Shares shall mean Ordinary Shares or Class A Ordinary Shares upon the closing of a Qualified IPO (if applicable).

2.	Demand Registration.

2.1    Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the earlier of (i) the date that is three (3) years after August 29, 2014 or (ii) the date that is one hundred and eighty (180) days after the closing of the IPO, Holders holding ten percent (10%)or more of the voting power of the then outstanding Registrable Securities held by all Holders are entitled to request in writing that the Company effect a Registration of each Initiating Holder’s Registrable Securities or any lesser percentage of each Initiating Holder’s Registrable Securities if the anticipated gross receipts from the offering (of the Registrable Securities that the Initiating Holders and other Holders elect to include in such Registration) exceed US$5,000,000 on any internationally recognized exchange that is reasonably acceptable to such requesting Holders. Upon receipt of such a request, the Company shall (x) promptly give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall not be obligated to effect more than three (3) Registrations pursuant to this Section 2.1 that have been declared and ordered effective; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.1 is not consummated for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.1.

2.2    Registration on Form F-3 or Form S-3. The Company shall use its best efforts to qualify for registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder is entitled to request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, unlimited number of Registration Statements on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statements filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission, provided that the anticipated gross receipts of such Holder from the sale of Registrable Securities sought to be included in such Registration Statement shall exceed US$500,000. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Company shall be obligated to effect no more than two (2) Registrations that have been declared and ordered effective within any twelve (12)-month period pursuant to this Section 2.2; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.2 is not consummated for any reason other than solely due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.2.

2.3    Right of Deferral.

(i)    The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(1)    during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company other than an Exempt Registration, provided, that the Holders are entitled to join such Registration in accordance with Section 3;

(2)    in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction; or

(3)    with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), if Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States) (as the case may be) is not available for such offering by the Holders.

(ii)    If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that the Company may not utilize this right (x) for a Registration under Section 2.1 for more than ninety (90) days and (y) for a Registration under Section 2.2 for more than sixty (60) days, on any one occasion or more than once during any twelve (12) month period; provided, further, that the Company may not Register any other its Securities during such period (except for Exempt Registrations).

2.4    Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of two-thirds (2/3) of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering, including, without limitation, all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company or any subsidiary of the Company, provided, that the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

2.5    IPO Purchase Right. Subject to applicable law and regulations, each Investor shall have the right to purchase or direct its Affiliate to purchase, at its option, at the final price per share set forth in the Company’s final prospectus with respect to an IPO, up to the number of the Ordinary Shares of the Company offered in the IPO that enable such Investor to maintain, in the aggregate, its percentage ownership interest in the Company immediately prior to the consummation of the IPO, provided that such IPO Purhcase Right as provided in this Section 2.5 shall not adversely affect the consummation of such IPO.

2.6    IPO Participation Right. Notwithstanding Section 3.3(i) below, if any Equity Securities of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) for the account of any shareholder of the Company, each Investor shall have the right to include a pro rata number of shares in the offering on terms and conditions no less favourable to such Investor than to any other selling shareholder(s), provided that such IPO Participation Right as provided in this Section 2.6 shall not adversely affect the consummation of such underwritten public offering.

3.	Piggyback Registrations.

3.1    Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except for Exempt Registrations), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall never theless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3    Underwriting Requirements.

(i)    In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting, including, without limitation, all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company or any subsidiary of the Company, provided, that the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(ii)    If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4    Exempt Registrations. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share incentive plan that has been approved with the requisite prior written consents in accordance with Section 10, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable) (collectively, “Exempt Registrations”).

4.	Registration Procedures.

4.1    Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i)    Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding two-thirds (2/3) in voting power of the Registrable Securities Registered thereunder, keep the Registration Statement effective until the distribution thereunder has been completed;

(ii)    Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(iii)    Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)    Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(v)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(vi)    Promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

(vii)    Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (A) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (B) comfort letters dated as of (x) the effective date of the registration statement covering such Registrable Securities, and (y) the closing date of the sale of the Registrable Securities, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(viii)    Otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its reasonable best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(ix)    Not, without the written consent of the holders of at least two thirds of voting power of the then outstanding Registrable Securities, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Act;

(x)    Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(xi)    Cooperate with each Holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xii)    Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.

4.2    Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 and Section 3 hereof with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3    Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 of this Agreement if the Registration request is subsequently withdrawn at the request of the Holders holding two-thirds (2/3) of the voting power of the Registrable Securities requested to be Registered by all Holders in such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration) unless the Holders of at least two thirds (2/3) of the voting power of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.1 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and the Company shall pay any and all such expenses.

5.	Registration-Related Indemnification.

5.1    Company Indemnity.

(i)    To the maximum extent permitted by Law and the Memorandum and Articles, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement (unless Holder is actually aware of and consent to the making of such untrue statement or alleged untrue statement) , on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse, as incurred, each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

5.2    Holder Indemnity.

(i)    To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors and officers, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, or such other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse, as incurred, any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 (when combined with any amounts paid by such Holder pursuant to Section 5.4) shall exceed the net proceeds received by such Holder from the offering of securities made in connection with that Registration.

(ii)    The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3    Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.4    Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount (after combined with any amounts paid by such Holder pursuant to Section 5.2) in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.5    Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6    Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.	Additional Registration-Related Undertakings.

6.1    Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i)    make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following 90 days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii)    file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii)    at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Equity Securities are listed).

6.2    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the written consent of holders of at least two-thirds (2/3) of the voting power of the then outstanding Registrable Securities held by all Holders (calculated on an as-converted to Ordinary Share basis), enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Equity Securities, or (iii) to cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3    “Market Stand-Off” Agreement. Each holder of Shares agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned immediately prior to the time of the final prospectus relating to the IPO (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (x) the foregoing provisions of this Section 6.3 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall not be applicable to any Holder unless all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company (calculated on an as-converted to Ordinary Share basis) must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section 6.3, (y) this Section 6.3 shall not apply to a Holder to the extent that any other Person subject to substantially similar restrictions is released in whole or in part, and (z) the lockup agreements shall permit a Holder to transfer their Registrable Securities to their respective Affiliates so long as the transferees enter into the same lockup agreement. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

6.4    Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate on the earlier of (i) the date that is five (5) years from the date of closing of a Qualified IPO (ii) with respect to any Holder, the date on which such Holder may sell without registration, all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period.

6.5    Exercise of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.6    Intent. The terms of Sections 2 through 6 are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(i)    it is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(ii)    it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to the Supermajority Preferred Holders to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

6.7    Assignment of Registration Rights. The registration rights of a Holder under Sections 2 to 6 hereof may be assigned to any person acquiring Registrable Securities, provided that (i) all or at least 100,000 Registrable Securities (subject to share split, share combination, share dividend or such other similar recapitalization event) held by such Holder are transferred; or (ii) the assignees of those Registrable Securities agree to designate one (1) representative to represent them to exercise the Registration Rights under Sections 2 to 6; provided further, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.7.

6.8    The term “Ordinary Shares” (a) under registration rights set forth in Section 2, Section 3, Section 4, Section 5 and Section 6 of this Agreement shall mean (i) Ordinary Shares or (ii) Class A Ordinary Shares or Class B Ordinary Shares, each upon the closing of a Qualified IPO (if applicable), and (b) under the definition “Registrable Securities” shall mean Ordinary Shares or Class A Ordinary Shares upon the closing of a Qualified IPO (if applicable).

7.	Preemptive Right.

7.1    General. The Company hereby grants to each holder of the Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) (the “Preemptive Rights Holder”) the right of first refusal to purchase such Preemptive Rights Holder’s Pro Rata Share (as defined below) (and any oversubscription, as provided below), of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”).

7.2    Pro Rata Share. A Preemptive Rights Holder’s “Pro Rata Share” for purposes of the Preemptive Rights is the ratio of (a) the number of the Ordinary Shares (treating any Preferred Shares on an as-converted basis) held by such Preemptive Rights Holder, to (b) the total number of the Ordinary Shares (treating any Preferred Shares on an as-converted basis) then outstanding (calculated on a fully diluted basis) immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.

7.3    New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the date hereof, except for:

(i)    any Ordinary Shares (and/or options or warrants therefor) (including any of such shares which are repurchased) issued to officers, directors, employees and consultants of the Company who provide bona fide services to the Company pursuant to a share incentive plan or other arrangement approved by the Board (including the affirmative vote of each Investor Director) and the Supermajority Preferred Holders; provided that the total sum of the Ordinary Shares issued or issuable pursuant to all share incentive plans or other arrangements is not more than 212,976,607 Ordinary Shares;

(ii)    any Equity Securities issued under the Series E Purchase Agreement, or Ordinary Shares issued pursuant to the conversion of Preferred Shares;

(iii)    any Equity Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company in which all Preemptive Rights Holders are entitled to participate on a pro rata basis;

(iv)    any Equity Securities issued pursuant to a Qualified IPO;

(v)    any Equity Securities issued upon the exercise of the GGV Warrant or the IDG Warrant.

7.4    Procedures.

(i)    First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Preemptive Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Preemptive Rights Holder shall have thirty (30) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to such Preemptive Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Preemptive Rights Holder’s Pro Rata Share). Such notice may be made by telephone if confirmed in writing within five (5) Business Days. If any Preemptive Rights Holder fails to so respond in writing within such thirty (30) Business Day period to purchase such Preemptive Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Preemptive Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

(ii)    Second Participation Notice; Oversubscription. If there are any New Securities remaining after giving effect to subsection (i) above (if applicable), the Company shall promptly give notice (the “Second Participation Notice”) to each Preemptive Rights Holder who exercised in full its Preemptive Rights (each an “Oversubscription Participant”) in accordance with subsection (i) above. Each Oversubscription Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within five (5) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (treating any Preferred Shares on an as-converted basis) held by such Oversubscription Participant and the denominator of which is the total number of the Ordinary Shares (treating any Preferred Shares on an as-converted basis) held by all the Oversubscription Participants.

7.5    Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Preemptive Rights Holder exercises the Preemptive Rights within thirty (30) Business Days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to complete the sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Preemptive Rights Holders pursuant to this Section 7.

8.	Information and Inspection Rights.

8.1    Delivery of Financial Statements. The Company shall deliver to each holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares), the following documents or reports, so long as such holder has not provided financing to any of the directly competitive companies listed under Exhibit A (which list shall contain not more than five (5) companies and shall be updated by the Board (including the consent of all the Investor Directors) no more than once in every twelve consecutive months subject to prior written consent of Supermajority Preferred Holders and the updated list shall be delivered to each holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) immediately thereafter and shall become effective with respect to a Party on the same day when such list is delivered to such Party) (collectively, the “Competitors” and each a “Competitor”), including but not limited to any subscription for equity securities or issuance of a loan (such investment, the “Restricted Investment”):

(i)    within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated and consolidating income statement and statement of cash flows for each Group Company for such fiscal year and a consolidated balance sheet for each Group Company as of the end of the fiscal year, all prepared in accordance with the Accounting Standards, audited and certified by one of the “Big 4” or a reputable firm of independent certified public accountants (the “Auditors”) acceptable to the Supermajority Preferred Holders, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in accordance with the Accounting Standards applied throughout the period;

(ii)    within thirty (30) days after the end of each quarter, a consolidated and consolidating unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for each Group Company as of the end of such quarter, and a management report including a comparison of the financial results of such quarter with the corresponding quarterly budget, all prepared in accordance with the Accounting Standards applied throughout the period;

(iii)    within fifteen (15) days after the end of each month, a consolidated and consolidating unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for each Group Company as of the end of such month, and a management report including a comparison of the financial results of such month with the corresponding monthly budget all prepared in accordance with the Accounting Standards applied throughout the period, and monthly statement of bank accounts of each Group Company for such month;

(iv)    an annual consolidated budget and strategic plan for the next fiscal year at least forty-five (45) days prior to the end of each fiscal year approved by the Board (including the affirmative vote of each Investor Director), setting forth including without limitation: the projected balance sheets, income statements and statements of cash flows for each month during such fiscal year of each Group Company; the projected budget for operation of business; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit for each month during such fiscal year; all payments projected to be made not in the ordinary course of business consistent with past practice by any of the Group Companies; and all other material matters relating to the operation, development and business of the Group Companies;

(v)    within fifteen (15) days after the end of each quarter, a copy of the up-to-date capitalization table of each Group Company setting forth the holders of the Equity Securities of such Group Company together with their respective ownership percentage on a fully diluted basis, as certified by the chief executive officer of the Company; and

(vi)    as soon as practicable, such other financial, operational and/or business data and information matrix and/or materials in respect of the Group Companies as the holders of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) may reasonably request from time to time.

Notwithstanding Section 8.1 and regardless of anything else contained herein or in the Charter Documents of the Company, the Company shall deliver to the holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) who has made Restricted Investment:

(i)    within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated and consolidating income statement and statement of cash flows for each Group Company for such fiscal year and a consolidated balance sheet for each Group Company as of the end of the fiscal year, all prepared in accordance with the Accounting Standards, audited and certified by the Auditors acceptable to the Supermajority Preferred Holders; and

(ii)    within thirty (30) days after the end of each quarter, a consolidated and consolidating unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for each Group Company as of the end of such quarter.

8.2    Inspection Rights. Each Group Company covenants and agrees that, upon a reasonable prior notice of at least one (1) Business Day to the Company, each holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) shall have the right to reasonably inspect facilities, properties, records and books (including but not limited to the books of account) of each Group Company in good faith at any time during regular working hours and the right to discuss the business, operation and conditions of a Group Company with any Group Company’s directors, officers, employees, independent accounts, legal counsels and investment bankers, at its own cost, so long as such holder has not made any Restricted Investment.

8.3    Exceptions. Notwithstanding anything to the contrary provided in this Agreement, the Parties agree that (i) if at the time any new entity or Person (“New Entity”) becomes a Competitor in accordance with the terms of this Agreement, and any holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) has had an existing interest in such New Entity, then neither such holding of interest in the New Entity nor any further investments into the New Entity by such holder of Preferred Shares shall be deemed as a Restricted Investment under Section 8.1; and (ii) the restrictions stipulated under this Section 8 shall not restrict any direct or indirect purchase of or subscription for any Equity Securities that are listed on a recognized stock exchange made by such holder of Preferred Shares or its Affiliates.

9.	Election of Directors.

9.1    Board of Directors.

(i)    Subject to Section 9.1(ii), the Company shall have, and the Parties hereto agree to cause the Company to have, a Board consisting of seven (7) authorized directors, with the composition of the Board determined as follows: (a) the Majority Ordinary Holders shall be entitled to appoint, replace and reappoint at any time or from time to time four (4) directors on the Board (the “Majority Ordinary Director”), and until all four (4) Majority Ordinary Directors have been appointed, Mr. Huang shall hold additional votes so that the Majority Ordinary Directors shall collectively hold four (4) votes; (b) IDG shall be exclusively entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “IDG Director”), (c) GGV shall be exclusively entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “GGV Director”), and (d) Shunwei shall be exclusively entitled to appoint, replace and reappoint at any time or from time to time one (1) director (the “Shunwei Director”, together with the IDG Director, the GGV Director, the Hillhouse Director (if applicable) and the Coatue Director (if applicable) the “Investor Directors”, and each, an “Investor Director”) on the Board.

(ii)     The Parties hereto agree and acknowledge that Hillhouse shall be exclusively entitled to appoint, replace and reappoint one (1) director of the Company (the “Hillhouse Director”) upon Hillhouse (together with its Affiliates) becoming holder(s) of, and so long as Hillhouse (together with its Affiliates) continues to hold not less than 8% of the total share capital of the Company (calculated on a fully-diluted and as converted basis).

(iii)    The Parties hereto agree and acknowledge that Coatue shall be exclusively entitled to appoint, replace and reappoint one (1) director of the Company (the “Coatue Director”) upon Coatue (together with its Affiliates) becoming holder(s) of, and so long as Coatue (together with its Affiliates) continues to hold not less than 8% of the total share capital of the Company (calculated on a fully-diluted and as converted basis).

(iv)    Each of the other Group Companies shall have, and the Ordinary Holders (other than the Key Ordinary Shareholder and Aquanauts) and the Company agree to cause each of the other Group Companies to have, the same number of directors in its respective board (the “Subsidiary Board” and collectively, the “Subsidiary Boards”) as the Company’s Board, and the Majority Ordinary Holders, IDG, GGV, Shunwei, Hillhouse (if applicable) and Coatue (if applicable) shall be entitled to appoint the same number of directors to each Group Company as they are entitled to appoint to the Company’s Board.

(v)    Each of (a) Hillhouse, (b) Coatue, and (c) if approved by at least eighty percent (80%) of the Directors present at a Board meeting or written consent of at least four (4) Directors, an Investor (other than Hillhouse and Coatue), shall be entitled to appoint an observer (each, an “Observer”) to attend all meetings of the Board and the Subsidiary Boards and all committees of the Board and the Subsidiary Boards, in a nonvoting observer capacity and each of the Company and the other Group Companies (as the case may be) shall give the Observer copies of all notices, minutes, consents, and other materials that the Company or such other Group Company provides to its directors or members of any committees of its board of directors at the same time and in the same manner as provided to such directors or members; provided, however, that such Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof if such Observer’s access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets. or a conflict of interest.

(vi)    Notwithstanding anything to the contrary provided in this Agreement, the Parties agree that for the purpose of consummating a Qualified IPO and in accordance with the listing rules then in force, the Investor Directors shall resign from Subsidiary Boards upon reasonable request of the Company, and the Investors shall, and shall cause the Investor Directors to take such actions and execute such instruments to cooperate with the Company to complete the SAMR filing or equivalent filings to reflect such change of the applicable Subsiary Board, provided however that, if such Qualified IPO is not consummated within one (1) year after such resignation of Investor Directors from Subsidiary Boards, the respective Investors’ rights as provided in Section 9.1(iv) shall be restored.

9.2    Voting Agreements

(i)    With respect to each election of directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (x) to keep the authorized size of the Board at the number of Directors as set forth in Section 9.1 above, (y) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 9.1, and (z) against any nominees not designated pursuant to Section 9.1.

(ii)    Any Director designated pursuant to Section 9.1 may be removed from the Board only upon the vote or written consent of the Person or group of Persons then entitled to designate such Director pursuant to Section 9.1, and the Parties agree not to seek, vote for or otherwise effect the removal of any such Director without such vote or written consent. Any Person or group of Persons then entitled to designate any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or otherwise, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company (and given written consents in lieu thereof) in support of the foregoing.

(iii)    The Company agrees to take such action, and each other Party hereto agrees to take such action, as is necessary to cause (x) the election or appointment to each Subsidiary Board of the directors designated by IDG, GGV ,Shunwei, Hillhouse (if applicable) and Coatue (if applicable) to serve on such Subsidiary Board pursuant to Section 9.1 and (y) the removal of such director that IDG, GGV, Shunwei, Hillhouse (if applicable) or Coatue (if applicable) (as the case may be) elects to remove from such Subsidiary Board.

9.3    Quorum. The Board and each Subsidiary Board shall hold no less than one (1) board meeting during each fiscal quarter. A meeting of the Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) four (4) directors of the Company then in office (in each case including each Investor Director), and the Parties shall cause the foregoing to be the quorum requirements for the Board. A meeting of each Subsidiary Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) four (4) directors then in office (in each case including each of the Investor Directors), and the Parties shall cause the foregoing to be the quorum requirements for each Subsidiary Board. Notwithstanding the foregoing, if notice of the board meeting (the “Meeting Notice”) has been duly delivered to all directors of the Board or the applicable Subsidiary Board seven (7) days prior to the scheduled meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company, and the number of directors required to be present under this Section 9.3 for such meeting to proceed is not present within one half hour from the time appointed for the meeting because of the absence of any Director, the meeting shall be adjourned to the third following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors one day prior to the adjourned meeting in accordance with the notice procedures under the Charter Documents of the applicable Group Company and, if at the adjourned meeting, the number of directors required to be present under this Section 9.3 for such meeting to proceed is not present within one half hour from the time appointed for the meeting because of the absence of any Director, then the presence of such Director(s), shall not be required at such adjourned meeting, provided that if any Investor Director is not present at such adjourned meeting, (i) the present Directors shall only discuss the matters as described in the Meeting Notice, and (ii) no Directors’ resolutions shall be passed in such adjourned meeting in respect to anything that requires approval of the absent Investor Director as provided in this Agreement (including, without limitation, Section 10.1 and Section 10.2 below).

9.4    Expenses. The Company will promptly pay or reimburse each non-employee Board member and each non-employee Subsidiary Board member for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors and committee members.    Each Observer shall be entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings.

9.5    Alternates. Subject to applicable Law, each Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternate.

9.6    Director Indemnification and Insurance. To the maximum extent permitted by the Laws of the jurisdiction in which the Company is organized and the Memorandum and Articles, the Company shall (i) indemnify and hold harmless each Investor Director and shall comply with the terms of the director indemnification agreement, and (ii) at the request of any Investor Director who is not a party to a director indemnification agreement, shall enter into a director indemnification agreement with such Investor Director. From and after the Closing, the Company shall purchase and at all times thereafter, maintain customary directors’ and officers’ liability insurance for the Investor Directors, provided however that such directors’ and officers’ liability insurance shall be in form and substance satisfactory to all the Investor Directors.

10.	Protective Provisions

10.1    Acts of the Group Companies Requiring Approval of Supermajority Preferred Holders. Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Party shall permit any Group Company to, and the shareholders of the Company shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Supermajority Preferred Holders in advance in writing; provided that, where any such act requires approval of the shareholders of the Company in accordance with the Companies Law of the Cayman Islands and the approval of the Supermajority Preferred Holders has not yet been obtained, the Supermajority Preferred Holders who vote against the relevant resolution shall have the voting rights equal to all the shareholders of the Company who voted in favor of the resolution plus one:

(i)    any amendment or change of the rights, preferences, privileges, or powers of or concerning, or the limitations or restrictions provided for the benefit of, any series of the Preferred Shares or any amendment of the Charter Documents of any Group Company which has adverse effect on any series of the Preferred Shares;

(ii)    any action that authorizes, creates or issues (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with of any series of the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) any Equity Securities of any Group Company except for the Conversion Shares or those Equity Securities issued or to be issued under the Series E Purchase Agreement, in each case excluding the issuance or sale of any Equity Securities by any Group Company in connection with the exercise of any GGV Warrant or IDG Warrant and/or the exercise of conversion right pursuant to the GGV Convertible Loan Agreement or IDG Convertible Loan Agreement;

(iii)    any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any series of the Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(iv)    any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than Exempted Distributions (as defined in the Memorandum and Articles);

(v)    any amendment or modification to or waiver under any of the Charter Documents of any Group Company, other than amendments to resolve any conflict or inconsistency with this Agreement in accordance with the terms of this Agreement;

(vi)    any declaration, set aside or payment of a dividend or other distribution by any Group Company only to the holders of the Ordinary Shares but not to the holders of other class of shares of the Company;

(vii)    the commencement of or consent to any proceeding seeking (i) to adjudicate any Group Company as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for any Group Company or for any substantial part of its property;

(viii)    any change of the size or composition of the board of directors of any Group Company, except in compliance with Article 67 of the Memorandum and Articles and Section 9 hereof;

(ix)    issuance or sale of any Equity Securities or bonds of any Group Company, excluding the issuance or sale of any Equity Securities by any Group Company in connection with the exercise of any GGV Warrant or IDG Warrant and/or the exercise of conversion right pursuant to the GGV Convertible Loan Agreement or IDG Convertible Loan Agreement;

(x)    IPO of the Company other than Qualified IPO;

(xi)    any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any action listed above.

Notwithstanding anything to the contrary provided in this Agreement and/or any other Transaction Documents, so long as any Series D+ Preferred Share remains outstanding, without the affirmative vote or the prior written consent of the Majority Series D+ Holders, the Company shall not take any actions to make any amendment or change of the rights, preferences, privileges, or powers of or concerning, or the limitations or restrictions provided for the benefit of, Series D+ Preferred Shares, whether through amendment of the Charter Documents of any Group Company, or the reclassification of any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any Series D+ Preferred Shares, or otherwise.

10.2    Acts of the Company Requiring Approval of Majority Series E Holders. Notwithstanding Section 10.1 and regardless of anything else contained herein or in the Charter Documents of the Company, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Party shall permit the Company to, and the shareholders of the Company shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless the prior written consent by Majority Series E Holders shall have been obtained:

(i)    any equity or equity-linked financing of the Company for a consideration per Ordinary Share (on an as-converted basis, net of any selling concessions or commissions) less than the Series E Conversion Price (as defined in the Memorandum and Articles and as adjusted pursuant to the terms thereof);

(ii)    any amendment or change of the rights, preferences, privileges, or powers of or concerning, or the limitations or restrictions provided for the benefit of, Series E Preferred Shares, whether through amendment of the Charter Documents of any Group Company, or the reclassification of any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any Series E Preferred Shares, or otherwise, or any amendment of the Charter Documents of any Group Company that has an adverse effect on Series E Preferred Shares;

(iii)    any purchase, repurchase, redemption or retirements of any Equity Security of any Group Company other than pursuant to Article 8.5 of the Memorandum and Articles;

(iv)    IPO of the Company other than a Qualified IPO; and

(v)    any Trade Sale that values the Group Companies (taken as a whole) at lower than US$ 2 billion.

10.3    Acts of WFOE Requiring Approval of Supermajority Preferred Holders. Without limitation to Section 10.1 and regardless of anything else contained herein or in the Charter Documents of the WFOE, the WFOE shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Party shall permit the WFOE to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Supermajority Preferred Holders in writing in advance:

(i)    any amendment of the articles of association or Charter Documents of the WFOE;

(ii)    winding up, liquidation or dissolution of the WFOE;

(iii)    any increase or reduction in the registered capital or share capital of, or transfer of profits from, the WFOE;

(iv)    disposal of all or substantial assets of the WFOE or merger, consolidation or alliance of the WFOE with other entities;

(v)    any change in the business scope of the WFOE; or

(vi)    any action to authorize, approve or enter into any agreement or obligation with respect to any action listed above.

10.4    Acts of the Group Companies Requiring Approval of Board. Regardless of anything else contained herein or in the Charter Documents of any Group Company, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Party shall permit any Group Company to, and the shareholders of the Company shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by at least four (4) Directors present at a duly constituted Board meeting (including the affirmative vote of at least two Investor Directors) or a resolution in writing signed by all the Directors in advance:

(i)    incurrence by the Group Companies of Indebtedness or guarantees of Indebtedness in excess of US$3,000,000 individually;

(ii)    any loans to any Related Party;

(iii)    any transaction or series of transactions (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any Related Party involving payments in excess of US$25,000 individually or in the aggregate;

(iv)    any material change to the business plan or operation plan of any Group Company; or any material change to the business scope, or nature of business of any Group Company, or cessation of any business line of any Group Company; or any increase or reduction in the registered capital or share capital of any Group Company;

(v)    the adoption, amendment or termination of ESIP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(vi)    the appointment or removal of the Auditors or the auditors for any other Group Company, or the change of the term of the fiscal year for any Group Company;

(vii)    any adoption of or change to, a significant tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant tax or accounting election;

(viii)    any sale, transfer, or other disposal of, or the incurrence of any Lien on, any substantial part of the assets of any Group Company;

(ix)    appointment or removal of general manager of the WFOE; or

(x)    any action to authorize, approve or enter into any agreement or obligation with respect to any action listed above.

11 . Drag-Along Rights.

11.1    Approved Sale. In the event that the Company receives a written bona fide offer for a Trade Sale in which total equity valuation (calculated on an as-converted to Ordinary Share and fully-diluted basis) or total assets valuation (as the case may be) of the Company immediately prior to such offered Trade Sale is not less than two (2) times of the post-money valuation of the Company immediately after the Closing (calculated on an as-converted to Ordinary Share and fully-diluted basis), and if such offered Trade Sale is approved and agreed to in writing by the Dragging Parties (as so approved and agreed, the “Approved Sale”), then upon the receipt of written notice from the Dragging Parties and within thirty (30) days thereafter, the Company and each of the other shareholders of the Company shall consent to, vote for and raise no objection against, enter into any agreement in connection with, participate in, and if applicable, shall cause all other shareholders of the Company to promptly consent to, enter into any agreement in connection with, and participate in, such Trade Sale.

11.2    In the event that there are any shareholders that fail to consent to, vote for, enter into any agreement in connection with, or participate in the Approved Sale within the period as provided in Section 11.1 (each, a “Remaining Member”), the Company shall as per the Dragging Parties’ request, promptly notify each of the Remaining Members in writing of the Approved Sale and the material terms and conditions of such Approved Sale, whereupon each Remaining Member shall, in accordance with instructions received from the Company and acceptable to the Dragging Parties, vote all of its voting securities of the Company in favor of, otherwise consent in writing to, and/or otherwise sell or transfer all of its shares in such Approved Sale (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed by the Dragging Parties in connection with such Approved Sale; provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ as among the Ordinary Shares, the Preferred Shares and other different series of preferred shares, in order to reflect the liquidation preferences and participation rights of the Preferred Shares set forth in the Memorandum and Articles. In furtherance of the foregoing, any Director approving the Approved Sale is expressly hereby authorized by each Remaining Member to take any and all of the following actions on such Remaining Member’s behalf (without receipt of any further consent by such Remaining Member): (i) vote all of the voting securities of such Remaining Member in favor of any such Approved Sale; (ii) otherwise consent on such Remaining Member’s behalf to such Approved Sale; (iii) sell all of such Remaining Member’s shares in such Approved Sale, in accordance with the terms and conditions of this Section 11.2; and (iv) act as such Remaining Member’s attorney-in-fact in relation to any such Approved Sale and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate.

11.3    Without limiting the generality of Sections 11.1 and 11.2 and in furtherance of the foregoing, in the event an Approved Sale is to be brought to a vote at a general meeting of the Company, each shareholder of the Company entitled to vote at such meeting agrees:

(i)    to be present, in person or by proxy, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and the presence of the number of votes necessary for the effectiveness of any shareholder resolutions;

(ii)    to vote (in person, by proxy or by action by written consent, as applicable) all shares of the Company as to which it has record or beneficial ownership in favor of such Approved Sale and in opposition of (x) any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Approved Sale and (y) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Approved Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled;

(iii)    to refrain from exercising any dissenters’ rights or rights of appraisal under applicable laws at any time with respect to such Approved Sale;

(iv)    to execute and deliver all related documentation and take such other action in support of the Approved Sale as shall reasonably be requested by the Dragging Parties; and

(v)    to restructure such Approved Sale, as and if reasonably requested by the Dragging Parties, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

11.4    In any such Approved Sale, (i) each other shareholder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Dragging Parties’ reasonable fees and expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each such shareholder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular shareholder, such as indemnification with respect to representations and warranties given by such shareholder regarding such shareholder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such shareholder) but only up to the net proceeds paid to such shareholder in connection with such Approved Sale. The proceeds from any Approved Sale shall be distributed to the shareholders in accordance with Article 8.2(B) (Distribution on Trade Sale) of the Memorandum and Articles.

11.5    Put Option. Without prejudice to the other provisions hereof, if any shareholder of the Company (the “Dissenting Member”) refuses to vote in favor of the Approved Sale or participate in the Approved Sale in accordance with Sections 11.1 through 11.3, then, so long as the Dragging Parties give their written consent, each holder of a Preferred Share (including holders of Ordinary Shares that were converted from Preferred Shares) shall have the right to require the Dissenting Member to purchase in cash up to all of the Preferred Shares held by such holder at a price per Preferred Share equal to the amount that a holder of a Preferred Share (including holders of Ordinary Shares that were converted from Preferred Shares) would have received in respect of a Preferred Share had the Company been sold for cash in the Approved Sale and the full proceeds therefrom available for distribution to the members of the Company were distributed to the members in accordance with Article 8.2(B) (Distribution on Trade Sale) of the Memorandum and Articles. The Dissenting Member shall also reimburse such holder of Preferred Shares for any and all reasonable fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the right of such holder of Preferred Shares under this Section 11.5. Within fifteen (15) days after a holder of Preferred Shares delivers a notice to the Dissenting Member exercising the option created hereby, such holder of Preferred Shares shall deliver to the Dissenting Member the certificate or certificates representing Preferred Shares to be sold under this Section 11.5 by such holder of Preferred Shares properly endorsed for transfer, if certificated, plus an executed instrument of transfer and the Dissenting Member shall pay immediately the aggregate purchase price therefor and the amount of reimbursable fees and expenses, in each case, as provided for under this Section 11.5, in cash or by other means acceptable to such holder of Preferred Shares.

11.6    Drag-along Provisions to Control. For the avoidance of doubt, if and to the extent that there are inconsistencies between this Section 11 and any other provisions of this Agreement or the Right of First Refusal & Co-Sale Agreement, the terms of this Section 11 shall prevail and control. Without limiting the generality of the foregoing, none of the transfer restrictions set forth in this Agreement, the Right of First Refusal & Co-Sale Agreement, the Restricted Shares Agreement or any other agreement imposing restrictions on transfer of Shares of the Company shall apply in connection with an Approved Sale, notwithstanding anything contained to the contrary herein and therein.

12.	Additional Covenants.

12.1    ESIP. As of the Closing, the Board shall have reserved, pursuant to a bona fide employment-related share incentive plan adopted by the Board on August 28, 2014 (as amended from time to time in accordance with Section 10.1, the “ESIP”), 212,976,607 Ordinary Shares (subject to the adjustment of share split, share dividend, reclassification or other similar event) for issuance to management, employees, or individual consultants of the Company or any Group Company. Any grants of options, restricted shares or restricted share unit to a recipient under the ESIP shall be subject to the approvals of the Board, including the affirmative vote of each Investor Director. Except as approved by the Board of Directors in any particular instance (including the affirmative vote of each Investor Director), shares or share options issued under any ESIP shall be subject to the Company’s repurchase right which shall become lapsed upon such recipient’s continuous employment or consultation relationship with the Group Companies in accordance with the following vesting schedule: twenty-five percent (25%) to vest on the first anniversary of such issuance, with the remaining seventy-five percent (75%) to vest annually thereafter in three (3) years with equal annual installments. The Company shall cause all beneficiaries of any ESIP who receive, purchase, or receive options to purchase, Ordinary Shares under such ESIP to execute and deliver agreements in forms approved by the Board of Directors (including the affirmative vote of each Investor Director) providing a prohibition on the transfer of the unvested options or shares purchased under ESIP, a repurchase right of shares purchased under ESIP in favor of the Company, and any other terms customary in such agreements from time to time. Any attempt to exercise any option or other security granted or issued under the ESIP in contravention of this paragraph shall be null, void and without effect.

As soon as practicable after the date hereof, the Company shall, and each of the Ordinary Holders (other than the Key Ordinary Shareholder and Aquanauts) shall cause the Company to, obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary to effectuate the ESIP in the PRC in accordance with PRC Law. The Company shall not, and the Ordinary Holders (other than the Key Ordinary Shareholder and Aquanauts) shall cause the Company not to, grant any awards pursuant to the ESIP to any grantee in the PRC if any authorization, consent, order or approval of any Governmental Authority or official that is necessary to effectuate such ESIP in the PRC in accordance with PRC Law has not been obtained.

12.2    Control Documents. The Parties (other than the Investors) shall ensure that each party to the relevant Control Documents fully perform its/his/her respective obligations thereunder and carry out the terms and the intent of the Control Documents. Any termination, or material modification or waiver of, or material amendment to any Control Documents shall require the written consent of the Supermajority Preferred Holders, except for any amendment made in conection with the exercise of conversion right pursuant to the Convertible Loan Agreement. If any of the Control Documents becomes illegal, void or unenforceable under PRC Laws after the date hereof, the Parties (other than the Investors) shall devise a feasible alternative legal structure reasonably satisfactory to the Supermajority Preferred Holders which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible.

12.3    Control of Subsidiaries. The Company shall institute and keep in place such arrangements as are reasonably satisfactory to the Supermajority Preferred Holders such that the Company (i) will at all times control the operations of each other Group Company, and (ii) will at all times be permitted to properly consolidate the financial results for each other Group Company in the consolidated financial statements for the Company prepared under the Accounting Standards.

Without limiting the generality of the foregoing, so long as an Investor or the Key Ordinary Shareholder holds any Shares in the Company, such Investor or the Key Ordinary Shareholder shall have the right to require the Founders and other equity holders of the Domestic Company to transfer, or to cause the transfer of, the same percentage of equity interests in the Domestic Company as such Investor or the Key Ordinary Shareholder (as the case may be) then holds in the issued and outstanding share capital of the Company (on an as-converted and fully-diluted basis) to one or more appropriate Persons as designated by such Investor or the Key Ordinary Shareholder (as the case may be), for the lowest consideration permitted by applicable Law of the PRC (such equity transfer, a “Domestic Equity Transfer”). Further, in the event of a Domestic Equity Transfer, each Founder shall, and shall use his best efforts to cause the other shareholders of the Domestic Company to, amend and restate the Control Documents, and each Investor or the Key Ordinary Shareholder requesting the Domestic Equity Transfer shall procure the Person(s) designated by it to join as parties to the Control Documents so amended and restated, to the extent such amendment and restatement is necessary to enable the Company to control and consolidate the financial results of the Domestic Company as permitted under applicable laws of the PRC. In the event an Investor or the Key Ordinary Shareholder (as the case may be) requests a Domestic Equity Transfer pursuant to this Section 12.3, it shall notify in writing each of the other Investor(s) or the Key Ordinary Shareholder (as the case may be) within five (5) Business Days of such request.

Notwithstanding anything to the contrary provided in this Agreement, the Parties agree that for the purpose of consummating a Qualified IPO and in accordance with the applicable listing rules then in force, the Investors and Key Ordinary Shareholder shall, upon reasonable request of the Company, reverse or cancel (i) any Domestic Equity Transfer, (ii) the conversion of the GGV Loan under the GGV Convertible Loan Agreement, and/or (iii) the conversion of the IDG loan under the IDG Convertible Loan Agreement (as the case may be), and the Investors and Key Ordinary Shareholder shall take such actions, execute such instruments and do such other things as the Company may request to effect such reversal or cancellation, including but not limited to any SAMR filing required to reflect the change of shareholders of the Domestic Company resulting from such reversal or cancellation, provided however that, (i) if such Qualified IPO is not consummated within one (1) year after such reversal or cancellation of the Domestic Equity Transfer, the respective Investors’ rights as provided in the preceding paragraph of this Section 12.3 shall be restored, and (ii) if, for purpose of conducting such reversal or cancellation of the Domestic Equity Transfer, an Investor is required to transfer any equity interests held by it in the Domestic Company to any other Person, the Group Companies and the Founders shall indemnify such Investor for any and all Taxes imposed on such Investor by any Governmental Authority in connection with such transfer.

12.4    Compliance with Laws. The Group Companies shall, and each Party (other than the Investors) shall cause the Group Companies to, conduct their respective business in compliance in all material respects with all applicable Laws, and obtain, make and maintain in effect, all Consents from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted in accordance with applicable Laws. Without limiting the generality of the foregoing, none of the Group Companies shall, and the Parties (other than the Investors) shall cause each Group Company not to, and the Parties shall ensure that its and their respective Affiliates and its respective officers, directors, and representatives shall not, directly or indirectly, (a) offer or give anything of value to any Public Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group in obtaining or retaining business, (b) take any other action, in each case, in violation of the Foreign Corrupt Practices Act of the United States of America, as amended (as if it were a U.S. Person), or any other applicable similar anti-corruption, recordkeeping and internal controls Laws, or (c) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in its books and records of Group Company.

12.5    Insurance. If requested by the Supermajority Preferred Holders, the Company shall promptly purchase and maintain, and shall cause the Group Companies to promptly purchase and maintain, in effect, insurance policies with respect to the Group Company’s properties, employees, products, operations, and/or business, each in the amounts not less than that are customarily obtained by companies of similar size, in a similar line of business, and with operations in the PRC.

12.6    Future Holders of Ordinary Shares. Except with the written consent of the Supermajority Preferred Holders, the Company covenants that it will cause all future holders of the Company’s Ordinary Shares and all future holders of Ordinary Share Equivalents convertible, exchangeable or exercisable of the Company’s Ordinary Shares (other than the Investors) to join this Agreement as a party. The Parties hereby agree that such future holders may become parties to this Agreement by executing an instrument of accession to this Agreement in a standard and customary form reasonably satisfactory to the Supermajority Preferred Holders, without any amendment to this Agreement, pursuant to this Section 12.6.

12.7    Intellectual Property Protection. Except with the written consent of the Supermajority Preferred Holders, the Group Companies shall, and shall cause each of the other Group Companies to, take all reasonable steps to protect their respective material Intellectual Property rights, including without limitation (a) registering their material respective trademarks, brand names, domain names and copyrights, and (b) requiring each employee and consultant of each Group Company to enter into a confidentiality and invention assignment agreement and a non-competition agreement in form and substance reasonably acceptable to the Supermajority Preferred Holders requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their tenure with any Group Company, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance reasonably acceptable to the Supermajority Preferred Holders.

12.8    Internal Control System. The Parties other than the Investors shall cause each Group Company to maintain the books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets international standards of good practice and is reasonably satisfactory to the Supermajority Preferred Holders to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets of it is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) any personal assets or bank accounts of the employees, directors, officers are not mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

12.9    Non-compete. Unless the Supermajority Preferred Holders otherwise consent in writing, each Founder shall (a) devote his full time and attention to the business of the Group Companies and will use his commercially reasonable efforts to develop the business and interests of the Group Companies, (b) during the time when such Founder is a director, officer, employee, consultant or a direct or indirect holder of Equity Securities of a Group Company and for two (2) years after the later date when such person is (X) no longer a director, officer, employee, consultant or (Y) no longer a direct or indirect holder of Equity Securities of a Group Company, shall not, and shall cause his Affiliate or Associate not to, directly or indirectly, (i) own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the business of any Group Company or otherwise competes with any Group Company (a “Restricted Business”); provided, however, that the restrictions contained in this clause (i) shall not restrict the acquisition by such person, directly or indirectly, of less than 5% of the outstanding share capital of any publicly traded company engaged in a Restricted Business; (ii) solicit any Person who is or has been at any time a customer of the Group for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company, or canvass or solicit any Person who is or has been at any time a supplier or licensor or customer of any Group Company for the purpose of inducing any such Person to terminate its business relationship with such Group Company; or (iii) solicit or entice away or endeavor to solicit or entice away any director, officer, consultant or employee of any Group Company, and (c) except as otherwise contemplated under the Transaction Documents, shall not disclose to others or use, whether directly or indirectly (except on behalf of and for the benefit of the Group Companies), any information about the business conducted by any Group Company, or in relation to any Group Company, their respective clients, customers, suppliers and franchisees, and any proprietary information of any Group Company, in whatever media. Each Founder expressly agrees that the limitations set forth in this Section 12.9 are reasonably tailored and reasonably necessary in light of the circumstances. Furthermore, if any provision of this Section 12.9 is more restrictive than permitted by the Laws of any jurisdiction in which a Party seeks enforcement thereof, then this Section 12.9 will be enforced to the greatest extent permitted by Law. Each of the undertakings contained in this Section 12.9 shall be enforceable by each Group Company and/or each Investor separately and independently of the right of the other Group Companies and the other Investors (if any).

12.10    No Avoidance; Voting Trust. Each Group Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Group Companies, and each Group Company will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement. Except for the transactions contemplated by the Transaction Documents, each Ordinary Holder agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

12.11    United States Tax Matters.

(i)    None of the Group Companies will take any action inconsistent with its treatment of the Company as a corporation for U.S. federal income tax purposes or elect to be treated as an entity other than a corporation for U.S. federal income tax purposes.

(ii)    The Company shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to arrange its management and business activities in such a way that the Company and each of its Subsidiaries are not treated as residents for tax purposes, or is otherwise subject to income tax in, a jurisdiction other than the jurisdiction in which they have been organized.

(iii)    The Company shall use its best effort to avoid future status of the Company or any of its Subsidiaries as a PFIC. Within forty-five (45) days from the end of each taxable year of the Company, the Company shall determine, in consultation with a reputable accounting firm, whether the Company or any of its Subsidiaries was a PFIC in such taxable year (including whether any exception to PFIC status may apply). If the Company determines that the Company or any of its Subsidiaries was a PFIC in such taxable year (or if a Governmental Authority or an Investor informs the Company that it has so determined), it shall, within sixty (60) days from the end of such taxable year, provide the following information to each holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) that is a United States Person (“Direct US Investor”) and each United States Person that holds either direct or indirect interest in such holder (“Indirect US Investor”) (hereinafter, collectively referred to as a “PFIC Shareholder”): (i) all information reasonably available to the Company to permit such PFIC Shareholder to (a) accurately prepare its U.S. tax returns and comply with any other reporting requirements, if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a PFIC and (b) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company (or any of its Subsidiaries); and (ii) a completed “PFIC Annual Information Statement” as described under Treasury Regulation Section 1.1295-1(g). The Company shall be required to provide the information described above to an Indirect US Investor only if the relevant holder of Preferred Share (including holders of Ordinary Shares that were converted from Preferred Shares) requests in writing that the Company provide such information to such Indirect US Investor and furnish the Company with written identifying information (such as name, address, and other identifying information) about the Indirect US Investor.

(iv)    Each of the Ordinary Holders represents that such Person is not a United States Person and such Person is not owned, wholly or in part, directly or indirectly, by any United States Person. Each of the Ordinary Holders shall provide prompt written notice to the Company of any subsequent change in its United States Person status. The Company shall use its best efforts to avoid future status of the Company or any of its Subsidiaries as a CFC. Upon written request of a holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) from time to time, the Company will promptly provide in writing such information concerning its shareholders and the direct and indirect interest holders in each shareholder sufficient for such holder of Preferred Shares to determine whether the Company is a CFC. In the event that the Company does not have in its possession all the information necessary for the holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) to make such determination, the Company shall promptly procure such information from its shareholders. The Company shall, (i) upon written request of a holder of Preferred Shares (including a holder of Ordinary Shares that were converted from Preferred Shares), furnish on a timely basis all information requested by such holder to satisfy its (or any Indirect US Investor’s) U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a CFC. The Company and each of its Subsidiaries shall use their commercially reasonable best efforts to avoid generating for any taxable year in which the Company or any of its Subsidiaries is a CFC, income that would be includible in the income of such holder of Preferred Shares (or any Indirect US Investor) pursuant to Section 951 of the Code.

(v)    The Company shall comply, and shall cause each of its Subsidiaries to comply, with all record-keeping, reporting, and other requests necessary for the Company and each of its Subsidiaries to comply with any applicable U.S. tax law, or to allow each holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) to comply with any applicable U.S. tax law and/or avail itself of any provision of U.S. tax laws. The Company shall also provide each holder of Preferred Shares (including holders of Ordinary Shares that were converted from Preferred Shares) with any information requested by such holder of Preferred Shares to allow such holder of Preferred Shares to comply with U.S. tax laws or to avail itself of any provision of U.S. tax laws.

(vi)    The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in this Section 12.11 shall be borne by the Company.

12.12    Other Tax Matters.

(i)    The Parties (other than the Investors) agree to jointly and severally indemnify each Investor from and against any loss, claim, liability, expense, or other damage (including diminution in the value of the Company business or the Investors’ investment in the Company) attributable to (a) any Taxes (or the non-payment thereof) of any Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, (b) any Taxes of any other Person imposed by any Governmental Authority on any Group Company as a transferee, successor, withholding agent, accomplice, or party providing conveniences in connection with an event or transaction occurring before the Closing, and (c) any breach of any representations or warranties contained in Section 12.11.

(ii)    In the event of a subsequent sale of securities of the Company by GGV, IDG, Matrix, Hearst, Yun Qi, Shunwei, Hillhouse or Coatue (each a “Selling Investor”) and with respect to any tax filing, tax position and other communication with the relevant PRC tax authorities for purposes of determining any income tax, capital gains tax or any other tax calculated with reference to gains made through the purchase and sale of securities of the Company, the Company covenants that each Selling Investor shall be entitled to apply (i) the Investment Amount (as defined in the Series E Purchase Agreement) for the Series E Preferred Shares purchased by such Selling Investor under the Series E Purchase Agreement (the “Series E Investment Amount”), (ii) the Investment Amount (as defined in the Series D+ Purchase Agreement) for the Series D+ Preferred Shares purchased by such Selling Investor under the Series D+ Purchase Agreement (the “Series D+ Investment Amount”), (iii) the Investment Amount (as defined in the Series D Purchase Agreement) for the Series D Preferred Shares purchased by such Selling Investor under the Series D Purchase Agreement (the “Series D Investment Amount”), (iv) the Investment Amount (as defined in the Series C Purchase Agreement) for the Series C Preferred Shares purchased by such Selling Investor under the Series C Purchase Agreement (the “Series C Investment Amount”), (v) the Series B-1 Investment Amount (as defined in the Series B Purchase Agreement) and/or the Series B-2 Investment Amount (as defined in the Series B Purchase Agreement) for the Series B Preferred Shares purchased by such Selling Investor under the Series B Purchase Agreement and (vi) the investment amount for the Series A Preferred Shares and the Series A-1 Preferred Shares purchased by such Selling Investor under the Series A Purchase Agreement (the “Series A/A-1 Investment Amount”) to its indirect basis in the equity of the WFOE, and the Company covenants that it shall not take any position that is inconsistent with (or would otherwise adversely impact the credibility of this Section 12.12(ii) in its filings or other communications with the relevant PRC tax authorities.

(iii)    The Group Companies and the Founders shall indemnify each Selling Investor for any and all Indemnifiable Losses (as defined in the Series E Purchase Agreement) to the extent such Selling Investor is unable to use its indirect basis in the equity of the WFOE with respect to any tax filing, tax position respect to any tax filing, tax position and other communication with the relevant PRC tax authorities for purposes of determining any income tax, capital gains tax or any other tax calculated with reference to gains made through the purchase and sale of the Company share due to the WFOE’s failure to add substantially all of the Series E Investment Amount, Series D+ Investment Amount, Series D Investment Amount, the Series C Investment Amount, the Series B-1 Investment Amount, the Series B-2 Investment Amount and the Series A/A-1 Investment Amount paid by such Selling Investor into its registered capital.

12.13    Confidentiality.

(i)    Disclosure of Terms. The terms and conditions of the Transaction Documents, and all Exhibits and Schedules attached to such agreements, including their existence (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party.

(ii)    Press Releases. No announcement regarding any of the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Supermajority Preferred Holders. Any press release issued by the Company shall not disclose any of the Confidential Information and the final form of such press release shall be approved in advance in writing by the Supermajority Preferred Holders.

(iii)    Permitted Disclosures. Notwithstanding the foregoing, Section 12.13(i) shall not apply to (a) Confidential Information which a restricted party learns from a third party which such third party reasonably believes to have the right to make the disclosure without breach of confidentiality, provided that the restricted party complies with any restrictions imposed by such third party; (b) Confidential Information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (c) Confidential Information which enters the public domain without breach of confidentiality by the restricted party, (d) disclosures of Confidential Information by a Party to its current or bona fide prospective investor, Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations in writing substantially similar to those set forth in this Section 12.13, (e) disclosures of Confidential Information to a bona fide purchaser or transferee of the Shares held by an Investor where such purchaser or transferee is informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 12.13, (f) disclosures of Confidential Information if such disclosure is approved in writing by the Company, the Majority Ordinary Holders and the Supermajority Preferred Holders, (g) with respect to each Investor, for fund and inter-fund reporting purposes; and (h) disclosures of Confidential Information to the extent required pursuant to applicable Law (including the applicable rules of any stock exchange), in which case the Party required to make such disclosure (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact, shall consult with the other Parties hereto regarding such disclosure, and shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed.

(iv)    The provisions of this Section 12.13 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including without limitation, any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by any of the Group Companies, the Ordinary Holders and the Investors in respect of the transactions contemplated hereby.

12.14    Restrictions on Transfers. Unless it is in compliance with the Transaction Documents, each of the Founders and the Key Ordinary Shareholder shall not (regardless of his employment status with the Group Companies), and shall use all of his efforts to cause the other equity holders of the Domestic Company not to, directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest in any Equity Securities of the Domestic Company now or hereafter owned or held directly or indirectly by the Founders and the Key Ordinary Shareholder or other equity holder, without the prior written consent of the Supermajority Preferred Holders. Any Transfer of Equity Securities of the Domestic Company not made in compliance with the above shall be null and void as against the Domestic Company, shall not be recorded on the books of the Domestic Company and shall not be recognized by the Domestic Company or any other Party.

12.15    Ordinary Holders’ Further Covenants. So long as he is an officer, director, employee or shareholder of any of the Group Companies, each Ordinary Holder (other than the Key Ordinary Shareholder and Aquanauts) hereby agrees to take, or cause to be taken, all necessary and to do, or cause to be done, all things necessary under applicable Laws to abide by the terms of this Agreement, the Transaction Documents and the Memorandum and Articles, as may be amended from time to time, and to cause each Group Company (including exercising his voting power) to conduct its business as if bound by the Memorandum and Articles. Each Ordinary Holder (other than the Key Ordinary Shareholder and Aquanauts) further agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other actions as deemed necessary in order to consummate or implement expeditiously the provisions of the Memorandum and Articles, each as may be amended from time to time.

12.16    Option to Purchase the Domestic Company. The Parties hereby acknowledge and agree that, as part of the consideration for the Investors’ investment in the Company and other valuable consideration, the Company has the option, exercisable by the Company or any then Subsidiary thereof at any time (provided that such purchase by the Company or such subsidiary is permitted under the then applicable Laws of the PRC), to purchase or transfer to an Affiliate of the Company the entire equity interest of the Domestic Company from the shareholders of Domestic Company at the lowest amount permitted under the Laws of the PRC then applicable. The Parties further agree to effect such transfer of equity interest in the Domestic Company upon and only upon receipt of the written request of the Supermajority Preferred Holders, provided that such transfer shall at the time of such request be permissible under the Laws of the PRC then applicable.

12.17    SAFE Registration. If any holder or beneficial owner of any Equity Security of the Company (other than the Investors) (each, a “Security Holder”) is a “Domestic Resident” as defined in the Circular on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and in Return Investment via Special Purpose Companies issued by SAFE on July 4, 2014, as supplemented by implementing rules and regulations, or any successor rule or regulation under PRC law, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing (the “Circular 37”) and is subject to the SAFE registration or reporting requirements under Circular 37 (such as registration and/or any amendment to such registration with SAFE), the Parties (other than the Investors) shall use their best efforts to cause such Security Holder to promptly take such actions and execute such instruments to comply with the applicable SAFE registration or reporting requirements under Circular 37 and/or any other rules and regulations of SAFE (the “SAFE Rules and Regulations”), and in the event such Security Holder fails to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations, the Parties (other than the Investors) shall use their best efforts to promptly cause such Security Holder to cease to be a holder or beneficial owner of any Equity Security of the Company.

12.18    Transfer of Intellectual Property. If and when it is reasonably determined by the Board or the Supermajority Preferred Holders that there is no necessity for the Domestic Company to hold any existing or future Intellectual Property owned or held by the Domestic Company, upon the Supermajority Preferred Holders’ written request, the Domestic Company and the WFOE shall, and the Parties (other than the Investors) shall cause the Domestic Company and the WFOE to, take all necessary actions and execute all necessary documents to procure that such Intellectual Property shall be transferred and assigned to, owned by and/or registered in the name of the WFOE, to the extent permitted by applicable Laws.

12.19    Transfer of Key Employees. If and when it is reasonably determined by the Board or the Supermajority Preferred Holders that there is no necessity for the Domestic Company to retain any Key Employee employed by the Domestic Company, upon the Supermajority Preferred Holders’ written request, the Parties (other than the Investors) shall procure that such Key Employee shall terminate his/her employment relationship with the Domestic Company and shall execute an employment agreement, a confidentiality and invention assignment agreement and a non-competition agreement with the WFOE in the form and substance satisfactory to the Supermajority Preferred Holders.

12.20    Right to Conduct Activities. The Company and each Investor hereby agree and acknowledge that some or all of the Investors are professional investment funds, and as such invest in numerous portfolio companies, some of which may be competitive with the Company’s business. The Company and each Investor hereby agree that, to the extent permitted under applicable law, no Investor shall be liable to the Company or to any other Investor for any claim arising out of, or based upon, (a) the investment by an Investor in any entity competitive with the Company or (b) actions taken by any partner, officer or other representative of any Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any Investor or any party from liability associated with the misuse of the Company’s confidential information obtained from the Company.

12.21    No use of Investors’ Name. Except for the disclosures permitted under Section 12.21 hereof, without the prior written consent of the relevant Investor, none of the parties shall use, publish, reproduce, or refer to the names, photos, pictures, trademarks or logos of such Investor or its respective Affiliate (including without limitation to “GGV” or “纪源”), or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for marketing or other purposes. This Section 12.21 shall survive the termination of this Agreement.

12.22    Use of Name or Logo of Shunwei. Without limiting the generality of Section 12.21 and in furtherance of the foregoing, without the prior written consent of Shunwei, and whether or not Shunwei is then a shareholder of the Company, none of the Parties (excluding Shunwei) shall use, publish or reproduce: (i) the names or logos of Shunwei, (ii) the names, photos or pictures, or logos of any partner of Shunwei, (iii) the names, logos, trademarks of Xiaomi Corporation, or (iv) any other names, trademarks or logos similar to the foregoing, in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. This Section 12.22 shall survive the termination of this Agreement.

12.23    Use of Name or Logo of GGV. Without limiting the generality of Section 12.21 and in furtherance of the foregoing, without the prior written consent of GGV, none of the parties (excluding GGV) shall use, publish, reproduce: (i) the names or logos of GGV, (ii) the names, photos or pictures, or logos of any partner of GGV, or (iii) any other names, trademarks or logos similar to the foregoing, in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. This Section 12.23 shall survive the termination of this Agreement.

12.24    Use of Name or Logo of Hillhouse. Without limiting the generality of Section 12.21 and in furtherance of the foregoing, without the prior written consent of Hillhouse, and whether or not Hillhouse is then a shareholder of the Company, none of the Parties (excluding Hillhouse) shall use, publish, reproduce, or refer to the name of Hillhouse, its affiliates and/or controlling persons, or the name “Hillhouse”, “高瓴”, “Gaoling”, “Gao Ling”, “Lei Zhang”, “张磊” or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for marketing, advertising, promotional or other purposes. This Section 12.24 shall survive the termination of this Agreement.

12.25    Without limiting the generality of Section 12.21 and in furtherance of the foregoing, without the prior written consent of Coatue, and whether or not Coatue is then a shareholder of the Company, none of the Parties (excluding Coatue) shall use, publish, reproduce, or refer to the name of Coatue, its Affiliates and/or Controlling persons, or the name “Coatue” or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for marketing, advertising, promotional or other purposes. This Section 12.25 shall survive the termination of this Agreement.

12.26    Qualified IPO. The Group Companies shall, and each Party (other than the Investors) shall cause the Group Companies to, use their best endeavors to complete a Qualified IPO.

12.27    Investor Favorable Terms. If any Group Company has granted or grants rights, privileges and/or protections (other than under the Transaction Documents) to any existing shareholder of the Company that are more favourable than those available to any of Coatue, Hillhouse, Shunwei, IDG or GGV, at any time prior to, on or after the date hereof, Coatue, Hillhouse, Shunwei, IDG or GGV (as the case may be) shall be automatically entitled to such more favourable rights, privileges and protections. The Founders and the Group Companies shall take all necessary actions to grant such more favourable rights, privileges and/or protections to Coatue, Hillhouse, Shunwei, IDG or GGV (as the case may be).

12.28    Corporate Opportunities. It is acknowledged and agreed by the Company (for itself and on behalf of its Subsidiaries and Affiliates) that, notwithstanding the appointment of the Investor Directors, subject to all applicable laws and securities regulations, and unless otherwise set forth in the Transaction Documents, each Investor and its respective Affiliates (including investment funds, persons or accounts under its management) shall forever be entitled to, directly or indirectly:

(i)    acquire, transfer, enter into any derivative or similar transaction, or otherwise enter into a contract in respect of the equity securities of the Group Companies or any other person;

(ii)    enter into any agreement, arrangement or understanding with, or otherwise acquire, hold or dispose of equity securities in, any business which is of the same or similar type to all, or any part of, the business carried on by the Group Companies from time to time; and/or

(iii)    refer a business or investment opportunity of any nature (the “Corporate Opportunity”) to any person whatsoever (whether or not having any affiliation to any of the Group Companies), except for, to the extent applicable, a Corporate Opportunity that is expressly directed to such Investor Director appointed by such Investor in his/her capacity as a Director of the Company (the “Company Opportunity”), provided that a Company Opportunity is referred to the Company on a first refusal basis, the Company acknowledges and agrees that, to the extent applicable, such Investor Director appointed by such Investor shall not be in breach of any fiduciary duty or duty of confidentiality for referring a Corporate Opportunity to any person. Any Company Opportunity not pursued by the Company may be referred to any other person by an Investor or an Investor Director.

13.	Miscellaneous.

13.1    Termination. This Agreement shall terminate upon mutual consent of the Parties hereto. The provisions of Sections 7, 8, 9, 10, and 11 shall terminate on the consummation of a Qualified IPO. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including without limitation those under Sections 2 through 6, Section 12 and Section 13). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

13.2    Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

13.3    Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Subject to Section 6.7 hereof, the rights of any Investor hereunder are assignable to (i) their respective Affiliates; or (ii) any Person in connection with the transfer (subject to Applicable Securities Laws and other Laws) of Equity Securities held by such Investor but only to the extent of such transfer, and any such transferee shall execute and deliver to the Company a joinder agreement becoming a party hereto as an “Investor” subject to the terms and conditions hereof. Subject to the foregoing, this Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.

13.4    Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong SAR, without regard to principles of conflict of laws thereunder.

13.5    Dispute Resolution.

(i)    Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)    The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators.

(iii)     The arbitration shall be conducted in English.

(iv)    The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(v)    The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of California (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vi)    Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(vii)    During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

13.6    Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule I (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 13.6). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

13.7    Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

13.8    Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

13.9    Successor Indemnification. If any Group Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of such Group Company assume the obligations of such Group Company with respect to indemnification of the Investor Directors as in effect immediately before such transaction, whether such obligations are contained in the Charter Documents, or elsewhere, as the case may be.

13.10    Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

13.11    Amendments and Waivers. Any provision in this Agreement and Charter Documents may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; (ii) holders of at least 2/3 of the voting power of the then outstanding Series A Preferred Shares and Series A-1 Preferred Shares held by all Investors (voting together as a single class and to the exclusion of other classes and series of Preferred Shares); (iii) holders of at least 51% of the voting power of the then outstanding Series B Preferred Shares held by all Investors (voting together as a single class and to the exclusion of other classes and series of Preferred Shares); (iv) holders of at least 51% of the voting power of the then outstanding Series C Preferred Shares held by all Investors (voting together as a single class and to the exclusion of other classes and series of Preferred Shares); (v) holders of at least 51% of the voting power of the then outstanding Series D Preferred Shares held by all Investors (voting together as a single class and to the exclusion of other classes and series of Preferred Shares); (vi) the Majority Series E Holders; and (vii) as to the Ordinary Holders, only by the Majority Ordinary Holders; provided, however, that (1) no amendment or waiver shall be effective or enforceable in respect of a holder of the Ordinary Shares or a holder of any series of the Preferred Shares of the Company if such amendment or waiver affects such holder, materially and adversely differently from the other holders of the Ordinary Shares or the other holders of the same series of the Preferred Shares, respectively, unless such holder consents in writing to such amendment or waiver (for the avoidance of doubt, Series D Preferred Shares shall be a separate class of shares different from Series D+ Preferred Shares), and (2) any provision that specifically and expressly gives a right to a named Investor shall not be amended or waived without the prior written consent of such named Investor. Notwithstanding the foregoing, any Party hereunder may waive any of its/his rights hereunder without obtaining the consent of any parties. Any amendment or waiver effected in accordance with this Section 13.11 shall be binding upon all the Parties hereto.

13.12    No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

13.13    Rights of Warrant Holder. Subject to Section 10 of the GGV Warrant and Section 10 of the IDG Warrant, each holder of any Warrant shall be treated as if it had exercised the Warrant and received all of the corresponding Series E Preferred Shares issuable under the Warrant, and shall be entitled to the same rights and privileges and subject to the same obligations of, the class of Series E Preferred Shares as provided in the Transaction Documents, provided that if the Warrant is to be transferred to a suitable offshore successor or assigns in accordance with Section 4.1(b)(B) of the GGV Convertible Loan Agreement and/or Section 4.1(b)(B) of the IDG Convertible Loan Agreement (as the case may be), such successor or assigns shall be entitled to the same rights and benefits as provided in this Section 13.13.

13.14    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

13.15    No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

13.16    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

13.17    Entire Agreement. This Agreement (including the Exhibit and the Schedule hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof.

13.18    Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects as regards the shareholders, the shareholders shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the shareholders shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

13.19    Performance. The Ordinary Holders (other than the Key Ordinary Shareholder and Aquanauts) irrevocably agree to cause and guarantee the performance by each Group Company of all of their respective covenants and obligations under this Agreement.

13.20    Aggregation of Shares. All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights of any Investor under this Agreement.

13.21    Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

13.22    Grant of Proxy. Upon the failure of any Ordinary Holder (other than the Key Ordinary Shareholder and Aquanauts) to vote the Equity Securities of the Company held thereby, to implement the provisions of and to achieve the purposes of this Agreement, such Ordinary Holder (other than the Key Ordinary Shareholder and Aquanauts), hereby grants to a Person designated by the Company a proxy coupled with an interest in all Equity Securities of the Company held by it/him, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 13.22 is amended to remove such grant of proxy in accordance with Section 13.11 hereof, to vote all such Equity Securities to implement the provisions of and to achieve the purposes of this Agreement.

13.23    Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

13.24    Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

13.25    Termination of Prior Agreement. This Agreement supersedes and replaces the Prior Agreement in its entirety, and the Prior Agreement shall be of no further force or effect as of the Effective Date. Each of the Group Companies, the Founders, the Key Ordinary Shareholder and the Investors that is a party to the Prior Agreement hereby expressly consents and agrees to this amendment and restatement of the Prior Agreement and the Company, the Founders and the Key Ordinary Shareholder represents and warrants that this Agreement has been duly approved by the requisite parties to the Prior Agreement sufficient to constitute a valid amendment to the Prior Agreement that is binding on all parties to the Prior Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:	Exacloud Limited

	By:	/s/ Xiaohuang Huang (黄晓煌)
	Name:	Xiaohuang Huang (黄晓煌)
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The undersigned (1) understands that this Agreement imposes obligations on him, (2) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (3) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人通晓英语，已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件， 并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，没有依赖任何税务和法律顾问的建议（签字人自己的税务和法律顾问除外），会履行其在本协议下的所有义务，并支付其在本协议下所需缴纳的款项。

FOUNDER:

/s/ Xiaohuang Huang (黄晓煌)
Xiaohuang Huang (黄晓煌)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The undersigned (1) understands that this Agreement imposes obligations on him, (2) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (3) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人通晓英语，已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件， 并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，没有依赖任何税务和法律顾问的建议（签字人自己的税务和法律顾问除外），会履行其在本协议下的所有义务，并支付其在本协议下所需缴纳的款项。

FOUNDER:

/s/ Hang Chen (陈航)
Hang Chen (陈航)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The undersigned (1) understands that this Agreement imposes obligations on him, (2) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (3) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人通晓英语，已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件， 并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，没有依赖任何税务和法律顾问的建议（签字人自己的税务和法律顾问除外），会履行其在本协议下的所有义务，并支付其在本协议下所需缴纳的款项。

FOUNDER:

/s/ Hao Zhu (朱皓)
Hao Zhu (朱皓)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

HK COMPANY:	Exacloud (Hong Kong) Limited (億雲(香港 )有限公司)

	By:	/s/ Xiaohuang Huang (黄晓煌)
	Name:	Xiaohuang Huang (黄晓煌)
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

WFOE:	Hangzhou Yunjiazhuang Network Technology Co., Ltd. (杭州云家装网络科技有限公司 )

	By:	/s/ Xiaohuang Huang (黄晓煌)
	Name:	Xiaohuang Huang (黄晓煌)
	Title:	Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

WFOE’S SUBSIDIARY:	Shanghai Kujiale Network Technology Co., Ltd.
(上海酷家乐网络科技有限公司)

	By:	/s/ Xiaohuang Huang (黄晓煌)
	Name:	Xiaohuang Huang (黄晓煌)
	Title:	Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

DOMESTIC COMPANY:	Hangzhou QunHe Information Technology Co., Ltd.
(杭州群核信息技术有限公司)

	By:	/s/ Xiaohuang Huang (黄晓煌)
	Name:	Xiaohuang Huang (黄晓煌)
	Title:	Legal Representative

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Shanghai Mengdai Internet Technology Co., Ltd.
上海蒙袋网络科技有限公司

By:	/s/ 苏奇 (Qi Su)
Name:	苏奇 (Qi Su)
Title:	Executive Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Shanghai Modai Internet Technology Co., Ltd.
上海模袋网络科技有限公司

By:	/s/ 朱皓 (Hao Zhu)
Name:	朱皓 (Hao Zhu)
Title:	Executive Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The undersigned (1) understands that this Agreement imposes obligations on him, (2) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (3) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人通晓英语，已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件， 并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，没有依赖任何税务和法律顾问的建议（签字人自己的税务和法律顾问除外），会履行其在本协议下的所有义务，并支付其在本协议下所需缴纳的款项。

KEY ORDINARY SHAREHOLDER:	Mountain Glacier Investments Ltd. (冰川山脉投资有限公司)

	By:	/s/ Huai Wang （王淮）
	Name:	Huai Wang （王淮）
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The undersigned (1) understands that this Agreement imposes obligations on him, (2) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (3) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

签字人通晓英语，已阅读了本协议并且理解本协议的条款（或者已经请人提供了本协议的翻译件， 并获得了逐条的讲解），理解签字人在本协议下的义务，已与其税务和法律顾问一起审查了本协议，没有依赖任何税务和法律顾问的建议（签字人自己的税务和法律顾问除外），会履行其在本协议下的所有义务，并支付其在本协议下所需缴纳的款项。

ORDINARY SHAREHOLDER:	Aquanauts 3820 III L.P.

	By:	/s/ Mingming Huang
	Name:	Mingming Huang
	Title:	Authorised Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	IDG Technology Venture Investment IV, L.P.

By: IDG Technology Venture Investment IV, LLC, Its General Partner

	By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Authorized Signatory

IDG Technology Venture Investment V, L.P.

By: IDG Technology Venture Investment V, LLC, Its General Partner

	By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	New Gultar Limited

	By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	GGV Capital V L.P.
By: GGV Capital V L.L.C., its General Partner

	By:	/s/ Stephen Hyndman
	Name:	Stephen Hyndman
	Title:	Attorney in Fact

GGV Capital V Entrepreneurs Fund L.P.
By: GGV Capital V L.L.C., its General Partner

	By:	/s/ Stephen Hyndman
	Name:	Stephen Hyndman
	Title:	Attorney in Fact

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Matrix Partners China III Hong Kong Limited

/s/ Yibo Shao
	Name:	Yibo Shao
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Qingting Investments Pte. Ltd.

	By:	/s/ Choun Chee Kong
	Name:	Choun Chee Kong
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Yun Qi Partners I, L.P.

By: Yun Qi Partners I GP, Ltd., its general partner

	By:	/s/ Yi Pin Ng
	Name:	Yi Pin Ng
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	HES Ventures I, Inc.

	By:	/s/ Kenneth A. Bronfin
	Name:	Kenneth A. Bronfin
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Hearst Ventures Inc.

	By:	/s/ Kenneth A. Bronfin
	Name:	Kenneth A. Bronfin
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Shunwei Growth III Limited

	By:	/s/ Koh Tuck Lye (许达来)
	Name:	Koh Tuck Lye (许达来)
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Linear Venture, Ltd.

	By:	/s/ Huai Wang (王淮)
	Name:	Huai Wang (王淮)
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	HH SUM-I Holdings Limited

	By:	/s/ Colm O’Connell
	Name:	Colm O’Connell
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Shanghai Yuanyan Enterprise Management Consulting Partnership (Limited Partnership) (上海源彦企业管理咨询合伙企业)

	By:	/s/ Bingdong Xu (徐炳东)
	Name:	Bingdong Xu (徐炳东)
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:	Coatue PE Asia 36 LLC
By: Coatue Management, L.L.C., its investment manager

	By:	/s/ Zachary Feingold
	Name:	Zachary Feingold
	Title:	Authorized Signatory